                          SECURITIES AND EXCHANGE COMMISSION



                                 WASHINGTON, DC 20549



                                      FORM 8-K/A



                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



                  Date of Report (Date of earliest event reported):
                           March 22, 2000 (January 4, 2000)



                               Suiza Foods Corporation
                ------------------------------------------------------
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        Delaware                         1-12755                 75-2559681
----------------------------     ------------------------   -------------------
(STATE OR OTHER JURISDICTION     (COMMISSION FILE NUMBER)      (IRS EMPLOYER
     OF INCORPORATION)                                      IDENTIFICATION NO.)



                     2515 McKinney Avenue, LB 30, Suite 1200
                               Dallas, Texas 75201
              ----------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



               Registrant's telephone number, including area code:
                                 (214) 303-3400

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

SOUTHERN FOODS GROUP, L.P.
Report of Independent Accountants
Consolidated Balance Sheets as of December 31, 1999 and 1998
Consolidated Statement of Income for the three years in the period ended December 31, 1999
Consolidated Statements of Partners' Equity for the three years in the period ended December 31, 1999
Consolidated Statements of Cash Flows for the three years in the period ended December 31, 1999
Notes to the Consolidated Financial Statements


      (b)  PRO FORMA FINANCIAL INFORMATION

     The accompanying unaudited pro forma condensed consolidated balance sheet and statement of income give effect to the acquisition by Suiza Foods Corporation ("Suiza")of Southern Foods Group, L.P.("Southern Foods"), which has been accounted for using the purchase method of accounting, and the new credit facility. The unaudited pro forma condensed consolidated balance sheet gives effect to the transactions as if they had occurred on December 31, 1999. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1999 gives effect to the transactions as if they had occurred on January 1, 1999.

     The unaudited pro forma condensed consolidated financial statements are provided for comparative purposes and have been prepared based upon the historical financial statements of Suiza and Southern Foods. The pro forma adjustments, which are described in the accompanying notes, reflect Suiza's preliminary assumptions and estimates based upon available information. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results which would actually have been obtained if the transactions had been effected on the date indicated nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes thereto of Suiza and Southern Foods.

      (c)  EXHIBITS

           23.1 Consent of PricewaterhouseCoopers LLP

                             SUIZA FOODS CORPORATION
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1999
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               Historical
                                                     ------------------------------
                                                                         Southern            Pro Forma
                                                         Suiza             Foods            Adjustments              Pro Forma
                                                     ------------      ------------         ------------            ------------

Net sales                                            $  4,481,999      $  1,300,897         $         --            $  5,782,896
Cost of sales                                           3,487,075           980,678                  386 (a)           4,468,139
                                                     ------------      ------------                                 ------------
     Gross profit                                         994,924           320,219                                    1,314,757

Operating expenses:
   Operating and administrative expenses                  666,971           237,404                  1,000 (c)           905,375
   Amortization of intangibles                             38,513            14,143                 (1,277)(a)            51,379
   Plant closing costs and other costs                     12,566                --                                       12,566
                                                     ------------      ------------                                 ------------
     Total operating expenses                             718,050           251,547                                      969,320
                                                     ------------      ------------                                 ------------
Operating income                                          276,874            68,672                                      345,437

Other (income) expense:
   Interest expense and financing charges on
     trust issued preferred securities                     87,817            27,816                 18,167 (a)(b)        133,800
   Other                                                   (4,046)           (1,469)                                      (5,515)
                                                     ------------      ------------                                 ------------
     Total other                                           83,771            26,347                                      128,285
                                                     ------------      ------------                                 ------------
Income from continuing operations before
     income taxes                                         193,103            42,325                                      217,152
Income taxes                                               75,463                --                  8,576 (d)            84,039
Minority interest in earnings                               8,813                --                 14,513 (e)            23,326
                                                     ------------      ------------                                 ------------
Income from continuing operations                    $    108,827      $     42,325                                 $    109,787
                                                     ============      ============                                 ============
Income from continuing operations
  for diluted shares                                 $    133,328                                                   $    131,098
                                                     ============                                                   ============

Earnings per share from continuing operations:
   Basic                                             $       3.31                                                   $       3.34
                                                     ============                                                   ============
   Diluted                                           $       3.11                                                   $       3.16
                                                     ============                                                   ============

Average common shares:
   Basic                                               32,861,218                                                     32,861,218
                                                     ============                                                   ============
   Diluted                                             42,858,492                               (1,428,571)(f)        41,429,921
                                                     ============                                                   ============

Supplemental diluted earnings per share from
   continuing operations before plant
   closing and restructuring costs (g)               $       3.37                                                   $       3.39
                                                     ============                                                   ============


See notes to the unaudited pro forma condensed consolidated statement of income.

    Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
                        (In thousands, except share data)

(a) Pro forma adjustment to Southern Foods depreciation and amortization to reflect the depreciation and amortization of the fair values of property and equipment, identifiable intangibles and goodwill over their estimated useful lives, as follows:

                                                                        Annual Depreciation and Amortization
                                                                      ----------------------------------------
                                                                       Property                      Financing
          Long-Term Asset                    Cost           Life    and Equipment    Intangibles       Costs          Total
          ---------------                 ---------       --------  -------------    -----------     ---------      ---------
     Property and equipment               $ 198,331       Various      $  20,282      $              $              $  20,282
     Trademarks and tradenames               99,227       40 years                        2,481             --          2,481
     Deferred financing costs                11,360        5 years                           --          2,272          2,272
     Goodwill                               415,404       40 years                       10,385             --         10,385
                                                                       ---------      ---------      ---------      ---------

     Total                                                                20,282         12,866          2,272         35,420
     Less historical depreciation and
       amortization                                                      (19,896)       (14,143)        (2,146)       (36,185)
                                                                       ---------      ---------      ---------      ---------

     Pro forma adjustment                                              $     386      $  (1,277)     $     126      $    (765)
                                                                       =========      =========      =========      =========

(b) Pro forma adjustment to interest expense of both Suiza and Southern Foods to reflect the interest expense on the new credit facility, partially offset by the elimination of interest expense related to the debt repaid, as follows:

     Interest on borrowings of $1,057 million under the new credit facility at an average interest rate of approximately 7.15%, an increase of
       1.25% over Suiza's historical 1999 average interest rate                          $  75,532
     Less historical interest expense on the following debt repaid:
       Suiza's credit facility                                                             (37,435)
       Suiza's trust issued preferred securities                                            (5,000)
       Southern Foods credit facility                                                      (15,056)
                                                                                        ----------
     Pro forma adjustment                                                               $   18,041
                                                                                        ==========

(c) Under the Suzia Fluid Dairy Group's (the "Venture") operating agreement, the Venture is required to pay for administrative costs of the Venture partners in the form of management fees, which is expected to result in an incremental increase of $1 million in administrative expenses. As a result, a pro forma adjustment is required to reflect these incremental administrative costs.

(d) Prior to the acquisition, Southern Foods was organized as a partnership. Accordingly, income taxes were the responsibility of their partners and were not reflected in the historical financial statements. As a result, pro forma income tax adjustments are required to (i) reflect the income tax expense on the historical operating results of Southern Foods as if it were subject to corporate income taxes and (ii) reflect adjustments to income tax expense at an assumed average effective rate of 39% for pro forma adjustments that affect taxable income. The following summarizes the pro forma income tax adjustments:

     Income tax expense on the historical operating results of
        Southern Foods at actual tax rates                                               $ 20,129
     Adjustment to income tax expense for pro forma adjustments
        that affect taxable income                                                        (11,553)
                                                                                         --------
     Pro forma adjustment                                                                $  8,576
                                                                                         ========

(e) Adjustment to pro forma minority interest of $14,513 to reflect Dairy Farmers of America's ("DFA") 33.8% interest in the pro forma net income of the Venture, net of DFA's historical minority interest recognized for existing Suiza ventures.

(f) Pro forma elimination of 1,428,571 diluted shares representing the dilutive effect of the 5% trust issued preferred securities that were repaid with the proceeds of borrowings under the new credit facility.

(g) During 1999, Suiza incurred plant closing and other costs of $12,566 ($8,095 net of income taxes), of which $8,664 ($5,580 net of income taxes) were related to its Venture operations, along with restructuring and non-recurring charges of $4,948 ($2,969 net of income taxes) related to its investment in Consolidated Container Company LLC. These non-recurring charges related to the Venture's operations reduced DFA's minority interest share of the Venture's operations by $1,886. Had these plant closing and restructuring and non-recurring charges not been incurred by Suiza, historical and pro forma income from continuing operations would have been $119,891 and $118,965, respectively.

                             SUIZA FOODS CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1999
                                 (IN THOUSANDS)


                                                               Historical
                                                      ----------------------------
                                                                        Southern              Pro Forma
                                                         Suiza            Foods              Adjustments          Pro Forma
                                                      -----------      -----------     ----------------------    -----------
ASSETS:
Current assets:
   Cash                                               $    25,155      $     6,910     $    18,440 (b)           $    50,505
   Accounts receivable                                    379,070           97,933                                   477,003
   Inventories                                            182,321           34,059                                   216,380
   Prepaid expenses and other current assets               52,861            6,803                                    59,664
                                                      -----------      -----------                               -----------
      Total current assets                                639,407          145,705                                   803,552

Property and equipment                                    758,485          188,054          10,387 (a)               956,926
Intangibles and other assets                            1,261,030          335,712         197,819 (a)(b)(c)       1,794,561
                                                      -----------      -----------                               -----------
Total                                                 $ 2,658,922      $   669,471                               $ 3,555,039
                                                      ===========      ===========                               ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable and accruals                      $   441,792      $   115,921     $    (4,715) (a)(b)(c)    $   552,998
   Income taxes payable                                    14,654                                                     14,654
   Current portion of long-term debt                       22,671              814                                    23,485
                                                      -----------      -----------                               -----------
      Total current liabilities                           479,117          116,735                                   591,137

Long-term debt                                            689,397          294,215         246,243 (a)(b)          1,229,855
Other long-term liabilities                                34,858           12,787                                    47,645
Deferred income taxes                                      46,323               --             520 (a)(c)             46,843
Mandatorily redeemable convertible trust issued
   preferred securities                                   683,505                         (100,000)(b)               583,505
Minority interest                                         141,750                          325,606 (a)               467,356
Stockholders' equity:
   Common stock                                               293                                                        293
   Partners' equity of Southern Foods                                      245,734        (245,734)(a)                    --
   Additional paid-in capital                             275,527                                                    275,527
   Retained earnings                                      314,590                            4,726 (c)               319,316
   Other comprehensive income                              (6,438)                                                    (6,438)
                                                      -----------      -----------                               -----------
      Total stockholders' equity                          583,972          245,734                                   588,698
                                                      -----------      -----------                               -----------
Total                                                 $ 2,658,922      $   669,471                               $ 3,555,039
                                                      ===========      ===========                               ===========



See notes to unaudited pro forma condensed consolidated balance sheet.

       Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                         (Columnar amounts in thousands)


(a) In connection with the acquisition of Southern Foods, Suiza issued Venture interests to DFA and made a cash distribution to one of the Southern Foods' partners. The following summarizes the total purchase price and the related initial purchase price allocation to the net assets acquired:

     Total purchase price:
       Fair value of minority interests issued                  $ 325,606
       New credit facility borrowings to fund cash paid
         to Southern Foods' partners, along with estimated
         acquisition fees and expenses of $10 million             110,000
                                                                ---------
         Total fair value purchase price                        $ 435,606
                                                                =========
     Purchase price allocation:
       Total fair value purchase price                          $ 435,606
       Historical net assets acquired                            (245,734)
                                                                ---------
       Excess purchase price                                      189,872
       Allocation to fair value of property and equipment         (10,387)
       Allocation to fair value of the senior notes assumed         5,347
       Allocation to fair value of other assets                    10,760
       Allocation to fair value for acquisition and plant
         closing liabilities                                        7,000
       Allocation to fair value for employee benefit plan
         liabilities                                               (6,306)
       Allocation to fair value for deferred tax assets            (2,501)
                                                                ---------
       Excess purchase price allocated to goodwill              $ 193,785
                                                                =========

     Suiza has not completed the final assessment of the fair value of Southern Foods fixed assets and other identifiable assets and liabilities assumed for purposes of allocating the purchase price. As a result, certain of the above allocations are estimates and are subject to revision once the final assessments are completed.

(b) In connection with the acquisition, Suiza entered into two new credit facilities to pay the cash portion of the purchase price discussed in (a) and to refinance existing indebtedness of both Suiza and Southern Foods. The following table summarizes the sources and uses of the borrowings under the new venture credit facility:

     Proceeds from the new credit facility                        $ 1,056,841
     Less cash used for:
       Repayment of existing Southern Foods and Suiza
         credit facilities, including the amounts funded
         in connection with the acquisition discussed in (a)         (925,945)
       Redemption of 5% trust issued convertible preferred
         securities of Suiza                                         (100,000)
       Payment of accrued interest on debt repaid                      (1,096)
       Payment of debt issuance costs                                 (11,360)
                                                                  -----------
     Net cash proceeds                                            $    18,440
                                                                  ===========

(c) In connection with the refinancing of existing credit facilities discussed in (b), Suiza will record an extraordinary gain from the extinguishment of debt related to the write-off of unamortized deferred financing costs of the old credit facility and the mark to market adjustment for previously hedged interest rate swaps under the old credit facility. The following table summarizes the asset and liability adjustments related to this extraordinary gain:

     Write-off of unamortized deferred financing costs            $ (2,413)
     Fair value of interest rate swap agreements                     5,847
     Elimination of existing interest rate swap reserves             4,313
     Deferred income tax effect of extinguishment gain              (3,021)
                                                                  --------
     Effect on retained earnings of extraordinary gain            $  4,726
                                                                  ========

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             ----
        SOUTHERN FOODS GROUP, L.P.
           Report of Independent Accountants........................................................          13
           Consolidated Balance Sheets as of December 31, 1999 and 1998.............................          14
           Consolidated Statements of Income for the three years in the period ended
             December 31, 1999......................................................................          15
           Consolidated Statements of Partners' Equity for the three years in the period ended
             December 31, 1999......................................................................          16
           Consolidated Statements of Cash Flows for the three years in the period ended
             December 31, 1999......................................................................          17
           Notes to the Consolidated Financial Statements...........................................          18

           Financial Statement Schedule:
             Schedule II Valuation and Qualifying Accounts...........................................          31

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of Southern Foods Group, L.P.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Southern Foods Group, L.P. and its subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 14, 2000

                           SOUTHERN FOODS GROUP, L.P.

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                            DECEMBER 31,
                                                                    ----------------------------
                                                                        1999            1998
                                                                    ------------    ------------
                                 ASSETS
Current assets:
  Cash ..........................................................   $      6,910    $      8,827
  Accounts receivable, net ......................................         97,933          92,209
  Inventories ...................................................         34,059          34,205
  Prepaid expenses and other assets .............................          6,803           4,846
                                                                    ------------    ------------
          Total current assets ..................................        145,705         140,087
                                                                    ------------    ------------
Property, plant and equipment, at cost:
  Land ..........................................................         33,171          29,774
  Buildings and improvements ....................................         61,514          45,426
  Machinery and equipment .......................................        137,507         129,441
  Vehicles ......................................................         10,504           8,956
                                                                    ------------    ------------
                                                                         242,696         213,597
  Less: Accumulated depreciation and amortization ...............        (54,642)        (37,312)
                                                                    ------------    ------------
                                                                         188,054         176,285
                                                                    ------------    ------------
Goodwill, net ...................................................        221,619         229,512
Trademarks and licenses, net ....................................         99,227         101,529
Deferred financing costs, net ...................................         10,760          11,929
Other assets ....................................................          4,106           2,066
                                                                    ------------    ------------
          Total assets ..........................................   $    669,471    $    661,408
                                                                    ============    ============

                  LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Accounts payable ..............................................   $     34,290    $     46,464
  Raw milk accrual ..............................................         30,516          32,035
  Accrued expenses ..............................................         51,115          47,845
  Current portion of long-term debt .............................            814             600
                                                                    ------------    ------------
Total current liabilities .......................................        116,735         126,944
                                                                    ------------    ------------

Long-term debt ..................................................        294,215         313,608
Other long-term liabilities .....................................         12,787          10,784

Commitments and contingencies (Note 9)

Partners' equity:
  Limited partner preferred, stated amount of $288,115
   and $264,024, respectively ...................................        225,605         201,514
  Limited partner common ........................................         19,562           8,139
  General partner common ........................................            567             419
                                                                    ------------    ------------
                                                                         245,734         210,072
                                                                    ------------    ------------
            Total liabilities and partners' equity ..............   $    669,471    $    661,408
                                                                    ============    ============


   The accompanying notes are an integral part of these financial statements.

                           SOUTHERN FOODS GROUP, L.P.

                        CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                               FOR EACH OF THE YEARS ENDED
                                                      DECEMBER 31,
                                      --------------------------------------------
                                           1999           1998            1997
                                      ------------    ------------    ------------

Net sales .........................   $  1,300,897    $  1,158,256    $    740,983
Cost of sales .....................        980,678         879,041         547,182
                                      ------------    ------------    ------------

                                           320,219         279,215         193,801
                                      ------------    ------------    ------------

Selling, distribution and general
  and administrative expenses .....        237,404         209,003         140,429
Amortization of goodwill and
  other intangible assets .........         14,143          14,942          11,950
                                      ------------    ------------    ------------

Income from operations ............         68,672          55,270          41,422

  Interest expense ................         27,816          31,446          16,500
  Other income, net ...............         (1,469)         (1,565)         (1,174)
                                      ------------    ------------    ------------

Net income ........................   $     42,325    $     25,389    $     26,096
                                      ============    ============    ============


   The accompanying notes are an integral part of these financial statements.

                           SOUTHERN FOODS GROUP, L.P.

                   CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                                              FOR EACH OF THE YEARS ENDED
                                                           DECEMBER 31, 1999, 1998 AND 1997
                                          -------------------------------------------------------------
                                            Preferred               Common
                                           ------------   -----------------------------
                                             Limited         General         Limited
                                             Partner         Partner         Partner          Total
                                           ------------    ------------    ------------    ------------

  Partners' equity, January 1, 1997 ....   $         --    $        466    $     44,367    $     44,833
   Conversion of common
     equity to preferred ...............         20,275                         (20,275)             --
   Partner contributions ...............        143,000              62           6,341         149,403
   Partner distributions ...............                           (251)        (29,702)        (29,953)
   Net income ..........................         12,924             132          13,040          26,096
                                           ------------    ------------    ------------    ------------
  Partners' equity, December 31, 1997 ..        176,199             409          13,771         190,379
   Conversion of common
     equity to preferred ...............          3,303                          (3,303)             --
   Partner distributions ...............         (2,386)                         (3,310)         (5,696)
   Net income ..........................         24,398              10             981          25,389
                                           ------------    ------------    ------------    ------------
  Partners' equity, December 31, 1998 ..        201,514             419           8,139         210,072
   Conversion of common
     equity to preferred ...............          1,415                          (1,415)             --
   Partner distributions ...............         (4,286)             (6)         (2,371)         (6,663)
   Net income ..........................         26,962             154          15,209          42,325
                                           ------------    ------------    ------------    ------------
  Partners' equity, December 31, 1999 ..   $    225,605    $        567    $     19,562    $    245,734
                                           ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                           SOUTHERN FOODS GROUP, L.P.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        FOR EACH OF THE YEARS ENDED
                                                                                                 DECEMBER 31,
                                                                                 --------------------------------------------
                                                                                     1999            1998            1997
                                                                                 ------------    ------------    ------------
Cash flows from operating activities:
   Net income ................................................................   $     42,325    $     25,389    $     26,096
Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation .............................................................         19,896          18,614           9,769
    Amortization .............................................................         15,546          16,456          12,829
    Change in assets and liabilities, net of effects
      of business acquisitions:
      (Increase) decrease in accounts receivable .............................         (5,724)        (14,222)         (3,682)
      (Increase) decrease in inventories .....................................          3,558          (3,656)           (869)
      (Increase) decrease in prepaid expenses and
        other assets .........................................................          1,635            (896)            313
      Increase (decrease) in accounts payable and
        accrued expenses .....................................................        (10,906)         25,123            (708)
                                                                                 ------------    ------------    ------------
         Net cash provided by operating activities ...........................         66,330          66,808          43,748
                                                                                 ------------    ------------    ------------
Cash flows from investing activities:
  Purchase of trademarks .....................................................                                       (105,000)
  Business acquisitions, net of cash acquired ................................        (14,325)         (6,161)         (8,851)
  Additions to property, plant and equipment .................................        (28,396)        (17,977)        (12,123)
  Decrease in other assets ...................................................            487             568             894
                                                                                 ------------    ------------    ------------
         Net cash used in investing activities ...............................        (42,234)        (23,570)       (125,080)
                                                                                 ------------    ------------    ------------
Cash flows from financing activities:
  Borrowings on long-term debt ...............................................                                        255,000
  Repayments on long-term debt ...............................................        (40,410)        (21,294)       (149,706)
  Repurchase of Subordinated Notes ...........................................        (17,000)        (19,230)
  Borrowings on related party notes payable ..................................                                         20,490
  Repayments on related party notes payable ..................................                                        (54,914)
  Net borrowings - revolving credit facility .................................         37,945           7,700           4,100
  Borrowings - short-term debt ...............................................            954             575
  Repayments - short-term debt ...............................................           (669)           (234)
  Payment of deferred financing costs ........................................           (170)           (979)        (12,141)
  Partner contributions - preferred equity ...................................                                         45,000
  Partner distributions - preferred equity ...................................         (4,286)         (2,386)
  Partner contributions - common equity ......................................                                          6,208
  Partner distributions - common equity .......................................        (2,377)         (3,310)        (29,953)
                                                                                 ------------    ------------    ------------
        Net cash provided by (used in) financing activities ..................        (26,013)        (39,158)         84,084
                                                                                 ------------    ------------    ------------
Net change in cash ...........................................................         (1,917)          4,080           2,752
Cash at beginning of period ..................................................          8,827           4,747           1,995
                                                                                 ------------    ------------    ------------
Cash at end of period ........................................................   $      6,910    $      8,827    $      4,747
                                                                                 ============    ============    ============
Supplemental information:
Interest paid ................................................................   $     25,825    $     30,818    $     10,248
                                                                                 ============    ============    ============
Noncash investing and financing activities
Meadow Gold contribution:
        Net assets contributed ...............................................                                        265,000
        Term debt assumed ....................................................                                       (175,000)
        Preferred equity interests issued ....................................                                        (90,000)
                                                                                                                 ------------
                                                                                                                           --
                                                                                                                 ============
Barbe's Dairy contribution:
        Net assets contributed ...............................................                                          8,000
        Preferred equity interests issued ....................................                                         (8,000)
                                                                                                                 ------------
                                                                                                                           --
                                                                                                                 ============

   The accompanying notes are an integral part of these financial statements.

                           SOUTHERN FOODS GROUP, L.P.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Southern Foods Group, L.P. ("SFG" or the "Partnership") operates 30 facilities which process and distribute fluid milk products, cultured products, ice cream products, fruit juices and drinks and other dairy related products. SFG sells its products under a variety of proprietary brand names including Schepps(R), Oak Farms(R), Meadow Gold(R), Mountain High(R), Viva(R), Barbe's(R) and Brown's Velvet Dairy(R). The Partnership also sells products under licensed or partner brands including Borden(R), Flav-O-Rich(R) and Foremost(R). The majority of SFG's sales are from fluid milk products, which include fresh packaged milk and chocolate milk in whole, reduced fat and fat-free varieties, whipping cream, half-and-half and buttermilk. SFG also sells cultured products, such as sour cream, cottage cheese and yogurt, ice cream, fruit juices and drinks and other dairy related products such as cheese, eggs, butter and non-dairy creamers.

    On May 22, 1997, Dairy Farmers of America, Inc., formerly Mid-America Dairymen, Inc. ("DFA"), entered into a stock purchase and merger agreement with Borden, Inc. and an affiliate ("Borden") to acquire the dairy operations of Borden, including Meadow Gold Dairies ("Meadow Gold"), and certain related trademarks (the "Borden Transaction"). This and other related transactions were completed on September 4, 1997. Immediately following the acquisition, DFA, a former partner in the Partnership, contributed the dairy operations of Meadow Gold to the Partnership. Details of these and other related transactions are further described in Note 2.

SUIZA TRANSACTION

    Effective January 1, 2000, DFA entered into a joint venture with Suiza Foods Corporation ("Suiza") in which they combined certain of their domestic fluid dairy operations into a newly formed venture, Suiza Dairy Group, L.P. DFA received a 33.8% ownership interest in Suiza Dairy Group, L.P. in exchange for the contribution of the operations of SFG and for the contribution of its investments in other joint ventures with Suiza. Suiza received a 66.2% ownership interest in Suiza Dairy Group, L.P. in exchange for the contribution of all of its domestic fluid dairy operations (other than in Puerto Rico). In connection with the Suiza transaction, Suiza Dairy Group, L.P. also acquired the management owner's entire ownership interest in the Partnership. This transaction will be accounted for as an acquisition of the Partnership using the purchase method of accounting. Accordingly, the assets and liabilities of the Partnership will be revalued as of the date of the acquisition.

    Upon the closing of the Suiza transaction, Suiza Dairy Group, L.P. entered into a new credit facility. A portion of the borrowings under this new facility was used to repay amounts outstanding under SFG's existing Senior Bank Facilities. Also, as a result of this transaction, the Partnership is required to offer to repurchase its senior subordinated notes at 101% of face value (see
Note 6).

ACCOUNTING POLICIES

Basis of Accounting

    The accompanying consolidated financial statements include the accounts of the Partnership and its wholly-owned subsidiary, SFG Capital Corporation. SFG Capital Corporation has no assets, no liabilities, does not conduct any operations and was formed solely to facilitate the issuance of indebtedness for the Partnership.

    The accompanying consolidated financial statements include certain reclassifications to previously reported amounts to conform to current year presentation.

                           SOUTHERN FOODS GROUP, L.P.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

    Revenues on product sales are recognized upon delivery to the customer.

Inventories

    Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out basis.

Property, Plant and Equipment

    Depreciation is calculated using the straight-line method of depreciation over the following estimated useful lives:

                                                                 YEARS
                                                                 -----
             Buildings and improvements................          5-40
             Machinery and equipment...................          2-15
             Vehicles..................................          5-7

    Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized and depreciated over the related assets' remaining useful lives. Leasehold improvements are depreciated over the life of the related asset or the lease term, whichever is less.

Goodwill

    Goodwill related to Meadow Gold, which totals approximately $170 million, is amortized using the straight-line method over an estimated useful life of 40 years. Other goodwill is amortized primarily over an estimated useful life of 13 years. Accumulated amortization of goodwill was approximately $52 million and $41 million at December 31, 1999 and 1998, respectively.

Other Intangible Assets

    Trademarks and licenses includes the Meadow Gold Trademarks and the licenses to use the Borden Trademarks (see Note 2). The trademarks and licenses are amortized using the straight-line method over their estimated useful lives of 40 years. Deferred financing costs are amortized over the term of the related debt issue using the straight-line method, which approximates the effective interest method. Amortization of deferred financing costs is included in interest expense. Accumulated amortization of trademarks and deferred financing costs were approximately $5.9 million and $3.3 million at December 31, 1999, respectively.

    The license to use the Borden Trademarks is for an initial term of five years, but will be automatically renewed for unlimited five-year periods subject to the Partnership remaining in compliance with the terms of the license. The Partnership expects to benefit from this license over a period not less than the 40 year amortization period. However, if the license were to be terminated, the Partnership would record a charge to earnings in the period the decision to terminate the license occurred equal to the amount of the unamortized intangible asset, which was $52.0 million at December 31, 1999. The terms of the license agreement require the Partnership to maintain standards of appearance and quality of the Borden Trademarks and the related products.

                           SOUTHERN FOODS GROUP, L.P.

Impairment of Long-Lived Assets

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent carrying amount exceeds fair value.

Postretirement Benefits

    Pension plans covering certain employees are funded sufficiently to at least meet minimum funding requirements under applicable law. The Partnership accrues the estimated costs of pension and other retiree benefits during the employees' active service periods.

Income Taxes

    The Partnership is not subject to federal and state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership since the income or loss of the Partnership is to be included in the tax returns of the individual partners.

    The tax attributes of the Partnership's net assets flow directly to each individual partner. Each partner's tax accounting, which is partially dependent upon their individual tax position, may differ from the accounting followed in the financial statements. Accordingly, there could be significant differences between each individual partner's tax basis and their proportionate share of the net assets reported in the financial statements. At December 31, 1999 and 1998, the financial accounting basis of the net assets of the Partnership exceeded its tax basis by approximately $263 million and $252 million, respectively. These differences are related primarily to goodwill, fixed assets and accrued liabilities.

Fair Value of Financial Instruments

    The fair value of the $113.8 million and $130.8 million of senior subordinated notes (See Note 2) that remain outstanding was approximately $115 million and $137 million at December 31, 1999 and 1998, respectively, based on market prices. Management believes the recorded values of all other financial instruments approximate their current fair values as such items are current in nature or generally bear variable interest rates which adjust yield to derive current market value.

Interest Rate Contracts

    Interest rate collar and swap agreements, which are used by the Partnership to hedge interest rate exposure, are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related liability. Amounts to be paid or received under interest rate collar and swap agreements are recognized as an increase or decrease to interest expense in the periods in which they accrue. Management does not believe the Partnership is exposed to significant counterparty credit risk under these contracts.

                           SOUTHERN FOODS GROUP, L.P.

New Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This new standard, as amended, is effective for fiscal years beginning after June 15, 2000 (January 1, 2000 for the Partnership). SFAS 133 requires that all derivative financial instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Partnership has not yet adopted this new standard; however, management does not believe the impact of such adoption will be material to the Partnership's financial statements.

2. ACQUISITIONS

    In December 1999, the Partnership acquired the dairy operations of Hygeia Dairy Company in Texas. These operations consist of one fluid milk processing facility and one ice cream facility. In January 1999, the Partnership acquired the dairy operations of Haleakala Dairy and in July 1998, the Partnership acquired the dairy and juice processing operations of Excelsior Dairy, both which were located in Hawaii. The Haleakala and Excelsior Dairy operations were consolidated into existing processing operations. In August 1998, the Partnership acquired the milk processing plant and distribution operations located in Huntsville, Alabama formerly owned by Barber Dairies, Inc. from Dean Foods Company. The Huntsville, Alabama plant is now operated under the Meadow Gold brand. The results of these operations are included in the Partnership's financial statements from the date of acquisition. The purchase price of these acquisitions has been allocated to the assets acquired based on their estimated fair values.

     On September 4, 1997, DFA acquired Borden/Meadow Gold Dairies Holdings, Inc. ("Holdings"), a subsidiary comprising the fluid milk operations of Borden, for $380 million (the "Borden Acquisition."). Holdings owned 1) the Meadow Gold dairy operations located primarily in the Western United States and Hawaii and
2) other dairies in Texas, Louisiana and New Mexico (the "Borden Dairies") that manufacture and sell dairy products primarily under the Borden Trademarks. This acquisition was partially funded through senior term debt (the "Senior Bank Facilities") obtained by DFA from a syndicate of lenders led by The Chase Manhattan Bank. Certain of these assets and liabilities, consisting of the Meadow Gold operations, were then contributed to the Partnership. In conjunction with the Meadow Gold contribution, the Partnership assumed the Senior Bank Facilities and issued non-voting, limited partner preferred interests ("Preferred Interests") to DFA with a stated amount and fair value of $90 million. The fair value of the net assets contributed to the Partnership was $265 million, including property, plant and equipment of $114 million and goodwill of $170 million.

     Concurrent with the Borden Acquisition, the Partnership acquired the license to use certain trademarks owned by Borden (the "Borden Trademarks") for $55 million and repaid the Partnership's existing bank debt and related party notes of approximately $92 million. The acquisition of the Borden Trademarks and the repayment of debt was funded through the issuance of $150 million of senior subordinated notes (the "Notes") and an equity contribution of $45 million from Mid-Am Capital, L.L.C., an affiliate of DFA, for Preferred Interests. The remaining proceeds, along with proceeds from the Senior Bank Facilities, were used to purchase the trademarks used in the Meadow Gold operations (the "Meadow Gold Trademarks") from an affiliate of DFA for $50 million. See Note 6 for a discussion of the Senior Bank Facilities and the Notes and Note 10 for a discussion of the Preferred Interests. The results of the Meadow Gold operations are included in the accompanying financial statements from September 4, 1997, the date of contribution.

     The license to use the Borden Trademarks (the "Borden License") grants to the Partnership the right to process, sell and distribute milk and certain other dairy products under the Borden (R), Elsie (R) and related trademarks in all 50 of the United States and to sell and distribute such products in Mexico. The Borden License is subject to existing licenses which were assigned, along with related royalties, to the Partnership. In conjunction with the Borden Acquisition, Milk Products LLC ("Milk Products"), an unrelated entity, purchased the Borden Dairies from DFA and received a royalty-free sublicense to use the Borden Trademarks primarily in Texas, Louisiana and New Mexico. The terms of this sublicense are essentially the same as the Borden License. The purchase price allocated to the Borden Trademarks of $55 million does not include any value associated with the sublicense to Milk Products.

                           SOUTHERN FOODS GROUP, L.P.

    The following unaudited pro forma summary results of operations assume that the Meadow Gold contribution and the related transactions occurred on January 1, 1997 (in thousands):

                                                   DECEMBER 31,
                                                       1997
                                                  -------------

                  Net sales...............        $   1,054,335
                  Net income..............        $      18,409

    The unaudited pro forma summary results of operations are not necessarily indicative of results of operations that would have occurred had the transactions taken place on January 1, 1997, or of future results of operations of the combined businesses.

    In March 1997, the Partnership purchased certain assets of Land-O-Pines Dairy. The purchase price has been allocated to the acquired assets based on their estimated fair value. In February 1997, DFA contributed the operations of Barbe's Dairy to the Partnership. DFA purchased Barbe's Dairy in October 1996, and the related assets and liabilities were recorded on the Partnership's books at DFA's historical cost.

    The results of Land-O-Pines Dairy and Barbe's Dairy are included in the accompanying financial statements from the date of acquisition/contribution.

3. ACCOUNTS RECEIVABLE

        A summary of accounts receivable is as follows:

                                                                          DECEMBER 31,
                                                              ----------------------------------
                                                                 1999                    1998
                                                              -----------            -----------
                                                                         (in thousands)
                  Trade....................................   $    95,088            $    89,281
                  Other....................................         9,855                  7,393
                                                              -----------            -----------
                                                                  104,943                 96,674
                  Less allowance for doubtful accounts.....        (7,010)                (4,465)
                                                              -----------            -----------
                                                              $    97,933            $    92,209
                                                              ===========            ===========

    SFG sells to customers primarily in the southern and western United States and Hawaii. SFG's sales are primarily to retail, food service and institutional customers. Only one customer, which contributed 13% and 11% to sales in 1999 and 1998, respectively, contributed over 10% to SFG's total sales.

4. INVENTORIES

         A summary of inventories is as follows:

                                                                          DECEMBER 31,
                                                              ----------------------------------
                                                                 1999                   1998
                                                              -----------            -----------
                                                                         (in thousands)
                  Raw materials and supplies...............   $    17,691            $    17,655
                  Finished goods...........................        16,368                 16,550
                                                              -----------            -----------
                                                              $    34,059            $    34,205
                                                              ===========            ===========

                           SOUTHERN FOODS GROUP, L.P.

5.  ACCRUED EXPENSES

                                                                         DECEMBER 31,
                                                              ----------------------------------
                                                                 1999                    1998
                                                              -----------            -----------
                                                                         (in thousands)
                  Accrued insurance expense................   $    10,152            $    14,051
                  Accrued payroll and related benefits.....        10,495                 11,737
                  Accrued interest expense.................         3,938                  4,790
                  Accrued expenses - other.................        26,530                 17,267
                                                              -----------            -----------
                                                              $    51,115            $    47,845
                                                              ===========            ===========

6. LONG-TERM DEBT

         A summary of long-term debt is as follows:

                                                                          DECEMBER 31,
                                                              -----------------------------------
                                                                 1999                     1998
                                                              -----------             -----------
                                                                         (in thousands)
                  Term loans...............................   $   120,500             $   160,500
                  Senior Notes.............................       113,770                 130,770
                  Revolving loan...........................        59,945                  22,700
                  Other notes..............................           814                     938
                                                              -----------             -----------
                                                              $   295,029             $   314,208
                                                              ===========             ===========

    Terminated Senior Bank Facility - The Senior Bank Facilities discussed in
Note 2 were entered into on September 4, 1997 and consisted of initial term loans of $190 million and a revolving credit facility with availability of $60 million. The initial term loans were comprised of a Tranche A loan of $90 million and a Tranche B loan of $100 million. These loans bore interest at a margin above either the Alternate Base Rate, as defined in the credit agreement, or LIBOR rates, at the Partnership's election. For Tranche A loans, this margin ranged between 50 basis points and 125 basis points for Alternate Base Rate loans, and between 175 basis points and 250 basis points for LIBOR loans, based on earnings levels. For Tranche B loans, the margin was 175 basis points for Alternate Base Rate loans, and 300 basis points for LIBOR loans. These weighted average rates were 8.25% and 9.5% for Tranche A and Tranche B at December 31, 1999, respectively, and were based on LIBOR rates. The revolving credit facility also bears interest at a variable rate based on the same margins as the Tranche A loans. The weighted average rate on the revolving credit facility was 8.87% at December 31, 1999. There were no amounts available for borrowing under the revolving credit facility at December 31, 1999. The Senior Bank Facilities were secured by substantially all of the Partnership's assets.

    New Senior Bank Facility - Simultaneous with the closing of the Suiza transaction discussed in Note 1, Suiza Dairy Group entered into a new senior credit facility with a group of lenders which expires in January 2005 (the "New Senior Facility"). Under this credit facility, the Partnership has a term loan of $180 million and a $60 million revolving credit facility. The proceeds from the term loan were used to repay the amounts outstanding under the terminated Senior Bank Facilities. The New Senior Facility bears interest at a rate equal to one of the following rates, at the Partnership's option: (i) a base rate equal to the higher of the Federal Funds rate plus 50 basis points or the prime rate, plus a margin that varies from 25 to 125 basis points, depending on certain financial ratios, or (ii) the LIBOR rate plus a margin that varies from 125 to 225 basis points, depending on certain financial ratios.

                           SOUTHERN FOODS GROUP, L.P.

    Interest Rate Agreements - The Partnership entered into an interest rate collar in October 1997 with a notional amount of $28 million and a LIBOR rate cap of 7.0% and a floor of 5.65%. This agreement expires in October 2000. In January 1998, the Partnership entered into various interest rate swap agreements. The fixed LIBOR rate under these agreements ranged between 5.565% and 5.63%. The interest rate swaps were terminated during 1999, with no significant amounts owed to or from the counterparties. At December 31, 1999, only the interest rate collar remains outstanding. The amount that would have been required to settle the collar at December 31, 1999 would not have been material to the Partnership.

    Senior Subordinated Notes - The Notes bear interest at a rate of 9 7/8% payable in semi-annual installments beginning March 1998, and mature in September 2007. Except as set forth below, the Notes are not redeemable at the option of the Partnership prior to September 1, 2002. On and after such date, the Notes will be redeemable, at the Partnership's option at the following redemption prices, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on September 1 of the years set forth below:

                                                                      REDEMPTION
                             PERIOD                                   PRICE
                      --------------------                         -----------
                      2002............................                104.938%
                      2003............................                103.292%
                      2004............................                101.646%
                      2005 and thereafter.............                100.000%

    Also, at any time and from time to time prior to September 1, 2000, the Partnership may redeem in the aggregate up to one-third of the original aggregate principal amount of the Notes with the proceeds of one or more public equity offerings by the Partnership at a redemption price of 109.875% plus accrued and unpaid interests to the redemption date; provided, however, that at least two-thirds of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

    Upon the occurrence of a change of control, as defined, each Note holder will have the right to require the Partnership to offer to repurchase such Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest. As the Suiza transaction discussed in Note 1 qualifies as a change in control, the Partnership offered to repurchase the Notes under the requirements of the indenture in January 2000. This offer closes March 20, 2000. The payment for any Notes tendered will be funded through availability under the new revolving credit facility and/or through funding from the Suiza Dairy Group.

    The Partnership repurchased $17.0 million of Notes during December 1999 from DFA (See Note 7), and $19.2 million of Notes during September 1998 through market channels. Approximately $113.8 million of Notes remain outstanding at December 31, 1999.

    Both the New Senior Facility and the Notes are subject to certain financial and other restrictive covenants. These covenants, among other things, limit the ability of the Partnership to incur additional indebtedness, dispose of assets, make distributions, make acquisitions and otherwise restrict certain business activities. The Partnership is required to comply with certain financial ratios and tests including interest coverage ratios, leverage ratios and other requirements.

                           SOUTHERN FOODS GROUP, L.P.

    At December 31, 1999, future maturities of the Partnership's debt were as follows:

                                                                SCHEDULED
                      YEAR ENDING DECEMBER 31,                DEBT PAYMENTS
                      ------------------------              -----------------
                                                              (in thousands)
                             2000.......................... $             814
                             2001..........................             2,700
                             2002..........................            15,000
                             2003..........................            17,500
                             2004..........................            20,000
                             Thereafter....................           239,015
                                                            -----------------
                             Total.........................  $        295,029
                                                            =================

7. RELATED PARTY TRANSACTIONS

    In December 1999, the Partnership repurchased $17 million of Notes from DFA at a price of 101%, plus accrued and unpaid interest. In January, 2000, the Partnership offered to repurchase all outstanding Notes at 101% plus accrued and unpaid interest as discussed in Note 6.

    The Partnership sources principally all of its raw milk from DFA. Effective January 1, 1998, the Partnership entered into an agreement with DFA pursuant to which the Partnership has agreed to source principally all of its milk from DFA subject to the Partnership's existing supply agreements. Prices charged to the Partnership by DFA under the supply arrangement are at competitive market prices. The agreement is initially for a term of one year and thereafter may be canceled on 12 months' notice. Amounts due for raw milk purchases are reflected on the accompanying balance sheet in the raw milk accrual.

8. RETIREMENT PLANS

    Prior to the Meadow Gold transactions in 1997, the Partnership maintained a 401(k) plan (the "SFG 401(k) Plan"), a non-qualified defined contribution plan for selected management personnel (the "MSP Plan"), and a non-qualified supplemental executive retirement plan (the "SERP"). Also prior to the acquisition, Meadow Gold employees not covered by union plans were covered by a 401(k) plan, a domestic pension plan and a postretirement plan sponsored by Borden or its affiliates (the "Borden Plans"). As a result of the addition of the Meadow Gold operations in September 1997, the Partnership established separate retirement plans covering these Meadow Gold employees with terms essentially identical to those contained in the Borden Plans. To continue the integration of the Meadow Gold operations into SFG, the Partnership merged Meadow Gold's 401(k) plan into the Partnership's 401(k) plan effective December 31, 1998. Also, service credits under the pension plan were discontinued effective December 31, 1998 and company contributions under the postretirement medical plan are being phased out through January 1, 2000. These changes were made to establish uniform benefits for all SFG non-bargaining employees.

Retirement plans -- Defined Contribution Plans

    Employees are eligible to participate in the SFG 401(k) Plan upon completion of six months of service, as defined. The Partnership matches contributions equal to 50% or more of the participant's contribution up to 3% of each participant's compensation, and may match additional contributions on a discretionary basis. Employees vest in the Partnership's contribution over two to ten years of service for Plan years beginning before 1989 and two to five years, thereafter. Only selected management personnel are eligible to participate in the MSP Plan. Under this non-qualified plan, the Partnership matches 100% of contributions up to 3% of each participant's compensation. Contributions to these plans by the Partnership were approximately $2.5 million for the year ended December 31, 1999, $1.9 million for the year ended December 31, 1998, and $2.1 million for the year ended December 31, 1997.

                           SOUTHERN FOODS GROUP, L.P.

    Prior to December 31, 1998, Meadow Gold employees were eligible to participate in a 401(k) plan upon date of hire. The Partnership matched contributions equal to 50% of the participant's contribution up to 5% of each participant's compensation. Employees vested in the Partnership's contribution over five years. Employer contributions to this plan were $1.2 million for the year ended December 31, 1998 and $.3 million for the period from September 4, 1997 through December 31, 1997. Effective December 31, 1998, this plan was merged into the SFG 401(k) Plan.

    The Partnership also sponsors a 401(k) plan for certain union employees of Meadow Gold. The Partnership matches 50% of the participants' basic contributions, as defined. Participants vest in the Partnership's contributions over five years. Employer contributions to this plan were approximately $0.1 million for the each of the three years in the period ended December 31, 1999

Retirement plans -- Defined Benefit Plans

    Effective October 1, 1996, the Partnership adopted the SERP. The SERP was available to certain specified executives of the Partnership and was to provide annual benefits based on a percentage of the executives' salaries. Benefits were to be payable upon retirement at specified retirement ages, or upon disability or involuntary termination. In connection with the Suiza transaction, the SERP was terminated in January 2000. As a result, the Partnership recorded a curtailment of this plan in December 1999.

    Most Meadow Gold nonbargaining employees participated in a domestic pension plan where benefits were based generally on compensation and credited service. For most hourly employees, benefits under this plan are based on specified amounts per year of credited service. Effective December 31, 1998, service credits were discontinued under this plan.

    Most employees who are not covered by Partnership sponsored retirement plans are covered by retirement plans under collectively bargained agreements which are generally effective for five years. There would be a continuing liability to these pension trusts if the Partnership ceased all or substantially all participation in any such trust, and under certain other specified conditions. The Partnership contributed $3.2 million to these trusts during 1999, $2.9 million during 1998, and $.9 million during the period from September 4, 1997 to December 31, 1997.

    The Partnership provided certain health and life insurance benefits for eligible Meadow Gold retirees and their dependents. The costs of these benefits are accrued during the period that employees render service. Supplemental benefits are provided to participants who are eligible for Medicare. Effective January 1, 1999, the Partnership amended the plan whereby the cost of medical benefits will become fully contributory by the retirees by January 2000.

    The Partnership provides certain postemployment benefits, primarily medical and life insurance benefits for long-term disabled Meadow Gold employees, to qualified former or inactive employees.

SUMMARY OF SERP AND MEADOW GOLD DOMESTIC PENSION PLAN

    The amounts recognized in the Partnership's financial statements for the obligations relating to the defined benefit plans at December 31 were as follows (in thousands):

                                                                        1999          1998
                                                                    ----------    ----------
              Benefit obligation at beginning of year............   $   22,686    $   22,418
              Service cost.......................................           81           582
              Interest cost......................................        1,407         1,511
              Curtailment gain...................................          (92)           --
              Amendments.........................................                       (856)
              Net actuarial loss/(gain)..........................         (688)        1,108
              Benefits paid......................................       (2,412)       (2,077)
                                                                    ----------    ----------
              Benefit obligation at end of year..................   $   20,982    $   22,686
                                                                    ==========    ==========

                           SOUTHERN FOODS GROUP, L.P.

                                                                        1999          1998
                                                                    ----------    ----------
              Fair value of plan assets at beginning of year....    $   19,209    $   19,664
              Actual return on plan assets......................         1,847         1,622
              Benefits paid.....................................        (2,412)       (2,077)
                                                                    ----------    ----------
              Fair value of plan assets at end of year..........    $   18,644    $   19,209
                                                                    ==========    ==========

                                                                        1999          1998
                                                                    ----------    ----------
              Funded status.....................................    $   (2,337)   $   (3,477)
              Unrecognized actuarial loss/(gain)................          (783)          988
              Unrecognized prior service cost...................          (162)          431
                                                                    ----------    ----------
              Net amount recognized.............................    $   (3,282)   $   (2,058)
                                                                    ==========    ==========

    Pension expense includes the following components (in thousands):

                                                                        1999          1998
                                                                    ----------    ----------
              Service cost for benefits earned during the year..    $       81    $      582
              Interest cost on projected benefit obligation.....         1,407         1,511
              Curtailment loss..................................         1,258             -
              Expected return on plan assets....................        (1,530)       (1,578)
              Net amortization and deferral.....................             8            80
                                                                    ----------    ----------
              Net periodic benefit cost.........................    $    1,224    $      595
                                                                    ==========    ==========

    The actuarial assumptions used were as follows:

                                                                        1999          1998
                                                                    -----------   ----------
              Discount rate.....................................       7.5%            6.5%
              Expected long-term rate of return on assets.......       8.5%            8.5%
              Rate of increase in compensation levels...........       4.5%            4.5%

SUMMARY OF MEADOW GOLD HEALTH AND LIFE RETIREE BENEFITS

    The Meadow Gold postretirement health care and life insurance plan is not funded. The amounts recognized in the Partnership's financial statements for the obligations relating to the plan at December 31 were as follows (in thousands):

                                                                        1999          1998
                                                                    ----------    ----------
              Benefit obligation at beginning of year...........    $    1,067    $    8,007
              Service cost......................................                          29
              Interest cost.....................................            52           540
              Amendments........................................           560        (9,012)
              Actuarial loss/(gain).............................            58         2,210
              Benefits paid.....................................          (627)         (707)
                                                                    ----------    ----------
              Benefit obligation at end of year.................    $    1,110    $    1,067
                                                                    ==========    ==========

                                                                        1999          1998
                                                                    ----------    ----------
              Fair value of plan assets at beginning of year....    $       --    $       --
              Employer contribution.............................           627           707
              Benefits paid.....................................          (627)         (707)
                                                                    ----------    ----------
              Fair value of plan assets at end of year..........    $       --    $       --
                                                                    ==========    ==========

                           SOUTHERN FOODS GROUP, L.P.

                                                                        1999         1998
                                                                    ----------    ----------
              Funded status......................................   $   (1,110)   $   (1,067)
              Unrecognized actuarial loss/(gain).................        2,346         2,485
              Unrecognized prior service cost....................       (7,707)       (9,012)
                                                                    ----------    ----------
              Net amount recognized..............................   $   (6,471)   $   (7,594)
                                                                    ==========    ==========

    The discount rate used in determining the accumulated benefit obligation was 7.75% at December 31, 1999, 6.5% at December 31, 1998, and 7.0% at December 31, 1997. The per capita cost of covered health care benefits is assumed to have increased at an annual rate of 8.7% for 1999, which rate was assumed to decrease gradually to 5% per annum in 2017 and to remain at that level thereafter. Based on these assumptions, a one percentage point increase in the assumed health care cost trend rate would increase the annual net periodic postretirement benefit cost and the accumulated benefit obligation by approximately $55,000 and $53,000 at December 31, 1999 and 1998, respectively.

    The components of net periodic postretirement benefit cost were as follows (in thousands):

                                                                        1999          1998
                                                                    ----------    ----------
              Service cost.......................................   $       --    $       29
              Interest cost......................................           52           540
              Amortization of prior service cost.................         (745)           --
              Recognized actuarial loss..........................          196            --
                                                                    ----------    ----------
              Net periodic postretirement benefit cost...........   $     (497)   $      569
                                                                    ==========-   ==========

9. COMMITMENTS AND CONTINGENCIES

    A summary of future minimum lease payments under noncancelable operating leases as of December 31, 1999 for buildings, vehicles and equipment is as follows:

                  YEAR ENDING
                  DECEMBER 31,                                         (IN THOUSANDS)
                  ------------                                         --------------
                     2000....................................           $  11,192
                     2001....................................               8,564
                     2002....................................               7,092
                     2003....................................               5,360
                     2004....................................               2,971

    Rental expense of $17.0 million was incurred for the year ended December 31, 1999, $14.5 million for the year ended December 31, 1998 and $9.4 million for the year ended December 31, 1997.

    The Partnership is party to certain litigation in the normal course of business. Management does not believe the outcome of any of these proceedings will materially affect the Partnership's financial position or results of operations.

10. EQUITY TRANSACTIONS

    At December 31, 1996, the Partnership had only common equity interests outstanding. The general partner interest of 1% was owned by SFG Management Limited Liability Company ("SFG Management"), which was owned 80% by DFA and 10% by each of two management owners. The 99% limited partner interest was owned by an affiliate of DFA.

                           SOUTHERN FOODS GROUP, L.P.

    In February 1997, two management owners contributed $6.2 million to the Partnership in exchange for a 50% interest in the limited partner common equity of the Partnership. In connection with this transaction, the Partnership issued $76.9 million in stated amount of Series A Preferred Interests with a cumulative return of 10% to DFA, and made distributions of $24 million. The stated amount of the Series A Preferred Interests issued was based on an agreed-upon liquidation value. The issuance of the Series A Preferred Interests was accounted for based on the book value of DFA's limited partner common equity, which resulted in the conversion of $14.5 million of DFA's common equity to Preferred Interests and a remaining limited partner common equity balance of $6.2 million associated with DFA's 50% interest. Additionally, as discussed in
Note 2, Barbe's Dairy was contributed to the Partnership in exchange for Series A Preferred Interests with a cumulative return of 10% on a stated value of $8 million. These transactions resulted in SFG Management and the common equity of the Partnership being owned 50% by DFA and 50% by two management owners.

    As discussed in Note 2, additional Preferred Interests of $135 million were issued in connection with the Meadow Gold contribution and related transactions on September 4, 1997. Of the $135 million of Preferred Interests, $90 million of Series B Preferred Interests with a cumulative preferred return of 10% was issued to DFA, and Preferred Interests of $45 million were issued to Mid-Am Capital, of which $15 million of Series C Preferred Interests bears a cumulative return of 10% and $30 million of Series D Preferred Interests bears a cumulative return of 9.5%. Also on September 4, 1997, special distributions were made to the partners of $1.8 million in cash and $1.8 million of DFA's limited partner common equity was converted to Series E Preferred Interests. As a result of the September 4, 1997 transactions, both SFG Management and the common equity of the Partnership are owned 50% each by DFA and one management owner.

    Under the terms of SFG's partnership agreement, the Partnership is required to make distributions to each management owner in an amount equal to such owner's federal, state and local income tax liability for income attributable to SFG. The partnership agreement also requires the Partnership to convert an equivalent amount of DFA's common equity to Series E Preferred Interests with a cumulative return of 10%. Tax distributions were made to management owners in accordance with the partnership agreement totaling $4 million in 1997, $3.3 million in 1998, and $1.4 million in 1999. In each of these years, equal amounts of DFA's limited partner common equity was converted to Series E Preferred Interests.

    Issuances of Preferred Interests are accounted for based on fair value if consideration is received in exchange for issuance. Preferred Interests issued upon conversion of common interests are accounted for at the book value of the common interest converted. The stated value of Preferred Interests equals book value except for the Series A Preferred Interests as discussed above and except to the extent preferred returns exceed net income. Preferred returns on Preferred Interests accumulate on a semi-annual basis and are payable only in-kind, except that amounts may be paid in cash on Series D if certain earnings levels are achieved. All of the Preferred Interests hold equal rank with respect to liquidation of the Partnership, and have preference over the common equity interests. The Preferred Interests are not convertible into common interests.

    Preferred Interests, by Series and including unpaid preferred returns, were as follows at December 31, 1999:

                       SERIES     RETURN        STATED VALUE        BOOK VALUE
                      ---------  ---------      ------------       -----------
                                                         (in thousands)
                         A          10%          $   113,496       $    50,986
                         B          10%              112,962           112,962
                         C          10%               18,827            18,827
                         D         9.5%               30,000            30,000
                         E          10%               12,830            12,830
                                                 -----------       -----------
                                                 $   288,115       $   225,605
                                                 ===========       ===========

                           SOUTHERN FOODS GROUP, L.P.

    Net income of the Partnership is allocated first to the Preferred Interests to the extent of preferred returns. No Preferred Series has preference over any other Series in the allocation of net income. Any remaining net income is allocated to the common equity owners in proportion to their ownership interest. If net income for a period is less than preferred returns for such period, the deficiency will be recovered from future net income, if any. Net losses are allocated to the common equity owners in proportion to their ownership interest.

                           SOUTHERN FOODS GROUP, L.P.
                                   SCHEDULE II
                      VALUATION AND QUALIFYING ACCOUNTS (a)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)


                                                              Additions
                                               Balance at    Charged to     Additions from                 Balance at
                                              Beginning of    Costs and        Acquired                       End of
Classification                                   Period      Expenses (b)    Companies (c)     Deductions     Period
----------------------------------------      ------------   ------------    -------------     ----------   ----------
December 31, 1997:
   Allowance for doubtful accounts.......      $2,546                876          1,157              (408)  $   4,171

December 31, 1998:
   Allowance for doubtful accounts.......      $4,171                946                             (652)  $   4,465

December 31, 1999:
   Allowance for doubtful accounts.......      $4,465              5,314                           (2,769)  $   7,010


(a) This schedule should be read in conjuction with the Partnership's audited consolidated financial statements and related notes thereto.

(b) Additions to expense are stated net of recoveries.

(c) Represents additions due to the Meadow Gold contribution and the Barbe's Dairy contribution.

                                     ******


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

    Dated:  March 22, 2000             SUIZA FOODS CORPORATION



                                       By:  /s/ LISA N. TYSON
                                            -------------------------------
                                            Lisa N. Tyson
                                            Vice President and
                                            Assistant General Counsel

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
  23.1              Consent of PricewaterhouseCoopers LLP